Exhibit 99.1

ADVANCE AUTO PARTS SECOND QUARTER COMPARABLE
STORE SALES INCREASE 2.9%; EARNINGS PER DILUTED
SHARE RISE 23% TO $0.79 VS. $0.64 LAST YEAR

ROANOKE, Va, August 6, 2008 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the second quarter ended July 12, 2008.  Second quarter earnings per diluted share increased 23% to $0.79 versus $0.64 last year.

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 12, 2008	July 14, 2007	July 12, 2008	July 14, 2007

Sales (in millions)	$ 1,235.8	$ 1,169.9	$ 2,761.9	$ 2,638.0

Comp Store Sales % (1)	2.9%	1.2%	1.6%	0.9%

Gross Profit %	48.6%	48.1%	48.7%	48.2%

SG&A %	38.3%	38.0%	38.8%	38.7%

Operating Income %	10.4%	10.1%	9.9%	9.6%

Diluted EPS	$ 0.79	$ 0.64	$ 1.65	$ 1.35

Avg Diluted Shares (in 000s)	95,770	107,470	95,719	106,999

(1)
Beginning in Q1 2008, the Company includes in its comparable store sales the net sales from the Puerto Rico and Virgin Islands (Offshore) and Autopart International (AI) stores. The comparable year-to-date periods have been adjusted accordingly.

Second Quarter Highlights

Total revenue for the second quarter increased 5.6% to $1.24 billion, compared with revenue of $1.17 billion in the second quarter of fiscal year 2007.  The revenue increase reflected the net addition of 138 new stores in the past 12 months and a comparable store sales increase of 2.9% during the quarter compared to an increase of 1.2% in the second quarter last year.  The comparable store sales gain was comprised of a 13.5% increase in commercial sales partially offset by a 0.8% decrease in do-it-yourself (DIY) sales.  This compares to a 5.4% increase in commercial and a 0.2% decrease in DIY in the second quarter last year.  Year-to-date comparable store sales increased 1.6% driven by an 11.9% increase in commercial sales partially offset by a 2.0% decrease in DIY.

The Company’s gross profit rate was 48.6% in the second quarter as compared to 48.1% last year which reflects a 51 basis point improvement from the prior year.  The 51 basis point improvement was primarily due to lower supply chain and logistics costs combined with more effective pricing.

The Company’s second quarter selling, general and administrative (SG&A) expenses were 38.3% of sales compared to 38.0% last year.  This 23 basis point increase was driven by increased incentive compensation, increased spending on strategic initiatives and higher gasoline expenses related to commercial deliveries.  Partially offsetting the SG&A increases were cost savings realized from actions taken last year to reduce SG&A combined with expense leverage as a result of solid Q2 comparable store sales.

Net interest expense was $7.3 million in the quarter, compared to $6.9 million last year.  The Company’s current borrowing costs remain at approximately 5%.

Operating cash flow for the year increased $70.0 million to $350.0 million.  Free cash flow for the year increased 25% to $244.6 million which reflects a $48.7 million improvement as compared to last year.  Capital expenditures were $106.0 million for the year, as compared to $115.7 million last year.  The decrease is primarily due to a reduction in new store development.

During the second quarter, the Company opened 36 stores bringing the total for the year to 70, closed two and relocated four stores.  As of July 12, 2008 total store count is 3,325.

"Our Advance and AI Team Members’ focus on delivering outstanding customer service continued to drive our financial results during the second quarter. The 22% year-to-date increase in earnings per diluted share reflects our Team Members’ execution, progress on our four strategies and the benefit of share repurchases,” said Darren R. Jackson, President and Chief Executive Officer.

The Company continues to focus on four key strategies to turn around the business – DIY Transformation, Commercial Acceleration, Availability Excellence and Superior Experience. The strategies are focused on what matters most to the customer.  Each one of our four strategic priorities is at a different stage of evolution. The Commercial Acceleration strategy, which is the furthest along, drove second quarter results with a 13.5% comparable store sales increase and a 17.2% total sales increase.  The Availability Excellence strategy is also beginning to impact results through continuing inventory upgrades and improved parts availability.  The DIY Transformation and Superior Experience strategies are at earlier stages of evolution and had a less material impact on second quarter results.

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
Key Financial Metrics (1)	July 12, 2008	July 14, 2007	July 12, 2008	July 14, 2007

Sales Growth %	5.6%	5.6%	4.7%	5.5%

Sales per Square Foot (2)(3)	$207	$209	$207	$209

DIY Comp % (4)	(0.8%)	(0.2%)	(2.0%)	(0.3%)

Commercial Comp % (4)	13.5%	5.4%	11.9%	4.8%

Operating Income per Team Member (2)(5)	$9.42	$9.35	$9.42	$9.35

SG&A per Store (2)(6)	$601	$605	$601	$605

Return on Invested Capital (2)(7)	14.3%	14.2%	14.3%	14.2%

Gross Margin Return on Inventory (2)(8)	$3.63	$3.55	$3.63	$3.55

(1)	Dollars in thousands except for sales per square foot.
(2)	The financial metrics presented for each quarter and year-to-date period is calculated on an annual basis and accordingly reflects the last four quarters completed.
(3)
Sales per square foot is calculated as net sales divided by an average of beginning and ending square footage. Average square footage for each of the reported periods is as follows: Q2 2008 – 23,956,000 and Q2 2007 – 22,710,000.

(4)	Beginning in Q1 2008, the Company includes in its comparable store sales the net sales from Offshore and AI stores. The comparable year-to-date period has been adjusted.
(5)
Operating income per team member is calculated as operating income divided by an average of beginning and ending team members. Average team members for each of the reported periods are as follows: Q2 2008 – 46,278 and Q2 2007 – 44,880.

(6)	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(7)	Return on invested capital (ROIC) is calculated in detail in the accompanying press release financial statements.
(8)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

The Company’s turnaround will be measured by four key gauges of success – sales per square foot, SG&A per store, operating income per Team Member and ROIC.   These gauges are intended to provide a transparent view of the four strategies and will serve as a barometer of the Company’s progress.  For the year, the Company anticipates seeing modest improvement in the key gauges.

"The first half of FY08 is running ahead of our top line and bottom line expectations allowing us to absorb higher fuel costs and accelerate our strategic initiatives,” said Mike Norona, Executive Vice President and Chief Financial Officer.

For fiscal year 2008, the Company now anticipates leveraging SG&A at an increase of approximately 2% comparable store sales versus the 1% comparable store sales increase previously disclosed.  This increase is driven by investments we are making in order to transform our business to an integrated operating model, combined with the impact of rising fuel costs. The increased investments and fuel costs will constrain profit growth for the balance of the year.

 “We remain balanced in our outlook given the current economic headwinds and the fact that two more quarters remain in our fiscal year,” said Norona.

Dividend

On August 6, 2008, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on October 3, 2008 to stockholders of record as of September 19, 2008.

Investor Conference Call

The Company will host a conference call on Thursday, August 7, 2008 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until August 7, 2009.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of July 12, 2008, the Company operated 3,325 stores in 40 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, and earnings per diluted share for fiscal year 2008.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 29, 2007, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 12,	December 29,	July 14,
	2008	2007	2007

Assets

Current assets:
Cash and cash equivalents	$19,459	$14,654	$82,647
Receivables, net	90,146	84,983	90,689
Inventories, net	1,686,443	1,529,469	1,560,507
Other current assets	41,685	53,719	45,128
Total current assets	1,837,733	1,682,825	1,778,971

Property and equipment, net	1,058,273	1,047,944	1,019,252
Assets held for sale	3,654	3,274	2,796
Goodwill	34,603	33,718	33,718
Intangible assets, net	28,185	26,844	27,345
Other assets, net	11,532	10,961	13,307
	$2,973,980	$2,805,566	$2,875,389

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$-	$30,000	$15,771
Current portion of long-term debt	675	610	68
Financed vendor accounts payable	153,342	153,549	154,695
Accounts payable	884,946	688,970	736,563
Accrued expenses	339,142	301,414	298,097
Other current liabilities	52,367	51,385	44,420
Total current liabilities	1,430,472	1,225,928	1,249,614

Long-term debt	452,266	505,062	350,332
Other long-term liabilities	52,643	50,781	63,418
Total stockholders' equity	1,038,599	1,023,795	1,212,025
	$2,973,980	$2,805,566	$2,875,389

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 12, 2008 and July 14, 2007
(in thousands, except per share data)
(unaudited)

	July 12,	July 14,
	2008	2007

Net sales	$1,235,783	$1,169,859

Cost of sales, including purchasing and warehousing costs	634,945	606,998

Gross profit	600,838	562,861

Selling, general and administrative expenses	472,879	445,051

Operating income	127,959	117,810

Other, net:
Interest expense	(7,250)	(7,392)
Other (expense) income, net	(92)	508
Total other, net	(7,342)	(6,884)

Income before provision for income taxes	120,617	110,926

Provision for income taxes	45,231	42,502

Net income	$75,386	$68,424

Basic earnings per share	$0.79	$0.64
Diluted earnings per share	$0.79	$0.64

Average common shares outstanding ( a )	95,008	106,486
Dilutive effect of share-based compensation	762	984
Average common shares outstanding - assuming dilution	95,770	107,470

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At July 12, 2008 and July 14, 2007, we had 95,366 and 106,962 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 12, 2008 and July 14, 2007
(in thousands, except per share data)
(unaudited)

	July 12,	July 14,
	2008	2007

Net sales	$2,761,915	$2,637,979

Cost of sales, including purchasing and warehousing costs	1,417,626	1,365,715

Gross profit	1,344,289	1,272,264

Selling, general and administrative expenses	1,072,052	1,019,761

Operating income	272,237	252,503

Other, net:
Interest expense	(19,575)	(18,666)
Other (expense) income, net	(64)	850
Total other, net	(19,639)	(17,816)

Income before provision for income taxes	252,598	234,687

Provision for income taxes	95,126	90,162

Net income	$157,472	$144,525

Basic earnings per share	$1.66	$1.36
Diluted earnings per share	$1.65	$1.35

Average common shares outstanding ( a )	94,996	106,034
Dilutive effect of share-based compensation	723	965
Average common shares outstanding - assuming dilution	95,719	106,999

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the year. At July 12, 2008 and July 14, 2007, we had 95,366 and 106,962 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 12, 2008 and July 14, 2007
(in thousands)
(unaudited)

	July 12,	July 14,
	2008	2007
Cash flows from operating activities:
Net income	$157,472	$144,525
Depreciation and amortization	78,692	79,436
Share-based compensation	10,007	10,412
Benefit for deferred income taxes	(1,827)	(13,385)
Excess tax benefit from share-based compensation	(4,629)	(10,618)
Other non-cash adjustments to net income	801	4,110
Decrease (increase) in:
Receivables, net	(4,886)	3,101
Inventories, net	(156,528)	(97,167)
Other assets	11,490	(626)
Increase in:
Accounts payable	195,976	84,976
Accrued expenses	56,504	69,978
Other liabilities	6,952	5,242
Net cash provided by operating activities	350,024	279,984

Cash flows from investing activities:
Purchases of property and equipment	(105,983)	(115,652)
Proceeds from sales of property and equipment	4,146	1,150
Insurance proceeds related to damaged property	-	3,251
Other	(3,413)	-
Net cash used in investing activities	(105,250)	(111,251)

Cash flows from financing activities:
Decrease in bank overdrafts	(30,000)	(18,435)
(Decrease) increase in financed vendor accounts payable	(207)	27,152
Dividends paid	(17,397)	(19,093)
Net payments on credit facilities	(52,400)	(126,800)
Proceeds from the issuance of common stock, primarily exercise
of stock options	18,166	32,599
Excess tax benefit from share-based compensation	4,629	10,618
Repurchase of common stock	(162,429)	(3,426)
Other	(331)	171
Net cash used in financing activities	(239,969)	(97,214)

Net increase in cash and cash equivalents	4,805	71,519
Cash and cash equivalents, beginning of period	14,654	11,128
Cash and cash equivalents, end of period	$19,459	$82,647

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow
	Twenty-Eight Week Periods Ended
	July 12	July 14
	2008	2007

Cash flows from operating activities	$350,024	$279,984
Cash flows used in investing activities	(105,250)	(111,251)
	244,774	168,733

(Decrease) increase in financed vendor accounts payable	(207)	27,152

Free cash flow	$244,567	$195,885

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation
	Last Four Quarters Ended		Fiscal Years Ended
	July 12,	July 14,	December 29,	December 30,
	2008	2007	2007	2006

Net income	$251,264	$238,826	$238,317	$231,318
Add:
After-tax interest expense and other, net	22,343	20,368	21,049	20,908
After-tax rent expense	170,304	154,659	163,113	146,202
After-Tax Operating Earnings	443,911	413,853	422,479	398,428

Average assets (less cash)	2,873,721	2,701,167	2,731,233	2,586,460
Less: Average liabilities (excluding total debt)	(1,399,006)	(1,286,085)	(1,225,343)	(1,179,083)
Add: Capitalized lease obligation (rent expense * 6) (1)	1,628,910	1,500,480	1,571,334	1,402,806
Total Invested Capital	3,103,625	2,915,562	3,077,224	2,810,183

ROIC	14.3%	14.2%	13.7%	14.2%

Rent expense	$271,485	$250,080	$261,889	$233,801
Interest expense and other, net	35,618	32,935	33,795	33,435

(1) - Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements.